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                                                                   Exhibit 10.18


                                    SDL, INC.

                           CHANGE OF CONTROL AGREEMENT

        This Agreement, dated as of February 10, 2000, is entered into between SDL, Inc., a corporation organized under the laws of the State of Delaware ("SDL") and Gregory P. Dougherty (the "Executive").

        WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the possibility of a Change in Control (as hereafter defined) exists and that the threat of the occurrence of a Change in Control can result in significant distractions to its key management personnel because of the uncertainties inherent in such a situation;

        WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive's continued dedication and efforts in such event without undue concern for the Executive's personal, financial and employment security; and

        WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to supplement the terms of the employment agreement between the Company and the Executive, dated October 1, 1998, and to provide the Executive with certain benefits in the event that the Executive's employment is terminated as a result of, or in connection with, a Change in Control.

        NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

        1. TERM OF AGREEMENT. This Agreement shall commence as of February 10, 2000 (the "Effective Date") and shall continue in effect until the second anniversary of the Effective Date, provided, that commencing on the second anniversary of the Effective Date and on each subsequent anniversary thereof, the term of this Agreement shall be automatically extended for one (1) year unless either the Company or Executive shall have given written notice to the other at least ninety (90) days prior thereto that the term of this Agreement shall not be so extended; and provided, further, that notwithstanding any such notice by the Company not to extend, the term of this Agreement shall not expire prior to the expiration of eighteen (18) months after the occurrence of a Change in Control.

        2. DEFINITIONS.

           a. ACCRUED COMPENSATION. For purposes of this Agreement, "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the "Termination Date" (as hereinafter defined) but not paid as of the Termination Date, including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay and
(iv) bonuses and incentive compensation.

           b. BASE AMOUNT. For purposes of this Agreement, "Base Amount" shall mean Executive's annual base salary at the rate in effect on the Termination date, including all amounts of base salary that are deferred under the employee benefit plans of the Company or any other agreement or arrangement.

           c. BONUS AMOUNT. For purposes of this Agreement, "Bonus Amount" shall mean the average of the annual bonuses paid or payable to the Executive under the Company's cash bonus incentive plan during the two (2) full fiscal years ended prior to the fiscal year during which the Termination Date occurred.


           d. EMPLOYMENT AGREEMENT. For purposes of this Agreement, "Employment Agreement" shall mean the employment agreement executed between the Company and Executive, dated October 1, 1998.

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           e. CAUSE. For purposes of this Agreement, "Cause" shall mean
Executive's (i) willfully engaging in any act or omission which is a breach of his duties as an employee and officer of the Company; (ii) habitual neglect of such duties; or (iii) continued inability to perform such duties (which shall not include performance results), unless such inability is due to Executive's unwillingness to relocate or transfer to a location more than 100 miles from his current residence, Executive's unwillingness to perform excessive travel requirements which are materially greater than his travel requirements at the time of the Change of Control, or due to reasons or circumstances resulting from an illness in the family or child care-related issues, in each case as determined in good faith by the Company.

           f. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in
Control: shall mean any of the following events:

              (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding Voting Securities:

              (ii) The individuals who are members of the Board as of the date this Agreement is approved by the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, that if the appointment, election or nomination for election by the Company's stockholders, of any new director is approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; PROVIDED, FURTHER, HOWEVER, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

              (iii) Approval by stockholders of the Company of a merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, or reorganization;

              (iv) A complete liquidation or dissolution of the Company, or

              (v) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

           g. COMPANY. For purposes of this Agreement, the "Company" shall mean SDL, Inc. and its Subsidiaries and shall include SDL's "Successors and Assigns" (as hereinafter defined).

           h. DISABILITY. For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform the Executive's duties with the Company for a period of one hundred eighty (180) consecutive days and the Executive has not returned to full time employment prior to the Termination Date as stated in the "Notice of Termination".

           i. GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control of any events or conditions described in subsections (i) through (vi) below, PROVIDED, HOWEVER, that the Executive gives the Company thirty (30) days Notice Termination (as defined below) (during which time the Company will have an opportunity to correct the condition constituting "Good Reason"), and PROVIDED, FURTHER, that such notice is submitted by Executive no later than six (6) months after the occurrence of the event that is the basis for "Good Reason";

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              (i) a change in the Executive's status, title, position or responsibilities which represents a material and adverse change from the Executive's status, title, position or responsibilities as in effect immediately prior to such change; the assignment to the Executive of any duties or responsibilities which are substantially inconsistent with the Executive's status, title, position or responsibilities as in effect immediately prior to such assignment; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such offices or positions, except in connection with the termination of the Executive's employment for Disability, Cause, as a result of the Executive's death or by the Executive other than for Good Reason;

              (ii) a material reduction in the Executive's base salary (other than any such reduction which is part of, and generally consistent with, a general reduction of officer salaries);

              (iii) the Company's requiring the Executive to be based at any place outside a 30-mile radius from San Jose, California, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to the Change in Control;

              (iv) a material reduction by the Company in the kind or level of employee benefits (other than salary) to which the Executive is entitled at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, (other than any such reduction which is part of, and generally consistent with, a general reduction applicable to officers of the Company);

              (v) any material breach by the Company of any provision of this Agreement or the Employment Agreement between Company and Executive;

              (vi) the failure of the Company to obtain an agreement from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section 6 hereof.

           j. NOTICE OF TERMINATION. For purposes of this Agreement, following a Change in Control, "Notice of Termination" shall mean a written notice of termination of the Executive's employment from the Company, which notice indicates the Termination Date (as defined below), the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

           k. SUCCESSORS AND ASSIGNS. For purpose of this Agreement, "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

           l. TERMINATION DATE. For purposes of this Agreement, "Termination Date" shall mean, in the case of the Executive's death the Executive's date of death, in the case of Good Reason, the last day of the Executive's employment (which shall be no sooner than thirty (30) days after Executive submits his Notice of Termination; and, in all other cases, the date specified in the Notice of Termination; PROVIDED, HOWEVER, that if the Executive's employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive, provided that, in the case of Disability, the Executive shall not have returned to the full-time performance of the Executive's duties during such period of at least 30 days.

        3. TERMINATION OF EMPLOYMENT

           a. If, during the term of this Agreement, the Executive's employment with the Company shall be terminated within eighteen (18) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

              (i) If the Executive's employment with the Company shall be terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive's death or (3) by the Executive other than for Good Reason, the Company

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shall pay to the Executive Accrued Compensation. Additionally, if such termination is other than by reason of Executive's death, the Company also shall continue to maintain a life insurance policy on Executive's life for a period of twelve (12) months following the Termination Date, as set forth in paragraph 4(b) of the Employment Agreement. In the event Executive's employment is terminated by reason of Executive's death or Disability, Executive (or his estate) shall be entitled to receive the severance benefits set forth in paragraph 5(b) of the Employment Agreement. However, the life insurance benefits and/or payments provided to Executive for purposes of retaining medical insurance coverage under COBRA under this paragraph 3(a)(i) shall terminate at such time, if any, Executive commences employment whereby he can obtain comparable benefits.

              (ii) If the Executive's employment with the Company shall be terminated for any reason other than as specified in Section 3(a)(i), the Executive shall be entitled to the following:

                   (1) the Company shall pay the Executive all Accrued Compensation;

                   (2) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment, an amount in cash equal to the sum of (A) the Base Amount, and the greater of (B) the Bonus Amount, or (C) the amount equivalent to twelve (12) times the sum of 4.1667% of Executive's then-current annual base salary;

                   (3) for a number of months equal to twelve (12) months (the "Continuation Period"), the Company shall, at its expense, continue on behalf of the Executive and the Executive's dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided (A) to the Executive at any time during the 90-day period prior to the Change in Control at any time thereafter or (B) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3(a)(ii)(3) during the Continuation Period shall be no less favorable to the Executive and the Executive's dependents and beneficiaries, than the most favorable of such coverage and benefits during any of the periods referred to in clauses (A) and (B) above. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverage and benefits of the combined benefit plans are no less favorable to the Executive than the coverage and benefits required to be provided hereunder. This subsection (3) shall not be interpreted so as to limit any benefits to which the Executive or the Executive's dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits;

                   (4) the restrictions on any outstanding equity incentive awards, including stock options and restricted stock, granted to the Executive under the Company's stock option and other stock incentive plans, or under any other incentive plan or arrangement shall lapse and such incentive award shall become 100% vested and, in the case of stock options, immediately exercisable;

                   (5) if the Termination Date occurs prior to the fifth year anniversary of Executive's employment with the Company. $200,000 of the "Housing Assistance Loan" (as defined in the Employment Agreement) will be forgiven and, at Executive's option, the Company will purchase Executive's residence within one (1) year of the Termination Date at the higher of (a) the original purchase price paid by Executive, or (b) the appraised value of the residence at the time of the Termination Date. The balance of the Housing Assistance Loan shall be due and payable on the first year anniversary of the Termination Date or the date escrow closes (if the Company purchases Executive's California residence), whichever comes first.

           b. The amounts provided for in Sections 3(a)(i) and 3(a)(ii) shall be paid in a single lump sum cash payment within forty-five (45) days after the Executive's Termination Date (or earlier, if required by applicable law).

           c. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Sections 3(a)(i) and (a)(ii)(3).

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           d. The severance pay and benefits provided for in this Section 3 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any employment agreement (including the Employment Agreement) or any other Company severance or termination plan, program, practice or arrangement. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which Executive may quality, nor shall anything herein limit or reduce such rights as Executive may have under any other agreements with the Company (except for any severance or termination agreement). Executive's entitlement to amounts which are vested benefits or any other compensation or benefits (including but not limited to any deferred compensation distributions) shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect, except as explicitly modified by this Agreement.

        4. NOTICE OF TERMINATION. Following a Change in Control, any purported termination of the Executive's employment shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

        5. LIMITATION ON PAYMENTS.

           a. In the event that the severance and other benefits provided for in this Agreement to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive's severance benefits under Sections 3(a)(ii)(1)-(5) (the "Payments") shall be payable either:

              (i) in full, or

              (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code (the "Limited Payment Amount"),

        whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis of the greatest amount of severance benefits under Sections 3(a)(ii)(1)-(4), notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments by
(i) first reducing or eliminating those payments or benefits which are payable in cash and then (ii) by reducing or eliminating non-cash payments or benefits, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

           b. An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company's expense, by the accounting firm that is the Company's independent accounting firm as of the date of the Change in Control (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to the Company and Executive within ten (10) days of the Termination Date, if applicable, or such other time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and, if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the "Dispute"). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and Executive, subject to the application of
Section 5(c) below.

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As a result of the uncertainty in the application of Sections 4999 and 280 of the Code, it is possible that the Payments to be made to, or provided for the benefit of Executive either will be greater (an "Excess Payment") or less (an "Underpayment") than the amounts provided for by the limitations contained in
Section 5(a). If it is established, pursuant to a final determination of a court of an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively received, than an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment, which loan Executive must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided that no loan shall be deemed to have been made and no amount will be payable by Executive to the Company unless, and only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. In the event that it is determined, by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to Executive's satisfaction of the Dispute, that an underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten (10) days of such determination or resolution, together with interest on such amount at the applicable federal rate under Code Section 7872(f)(2) from the date such amount would have been paid to Executive until the date of payment.

        6. EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to applicable withholdings of income and employment taxes.

        7. SUCCESSORS: BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive or the Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representative.

        8. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duty given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses as given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be denied to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

        9. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with Company (except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as modified by this Agreement.

        10. NO IMPLIED EMPLOYEE RIGHTS. Nothing in this Agreement shall alter Executive's status as an "at will" employee of the Company or be construed to imply that Executive's employment is guaranteed for any period of time except as otherwise agreed in a written agreement signed by a duly authorized Officer of the Company.

        11. MISCELLANEOUS. No provision of this agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto, or compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

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        12. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of laws principles thereof.

        13. ARBITRATION. Any dispute or controversy arising under or in conjunction with the subject matter, the interpretation, the application, or alleged breach of this Agreement ("Arbitrable Claims") shall be resolved by binding arbitration in the County of Santa Cruz, California, in accordance with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitration Claims. Notwithstanding the foregoing, either party may bring an action in court to compel arbitration under this Agreement to enforce an arbitration award, or to seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. THE PARTIES WAIVE ANY RIGHT TO JURY TRIAL AS TO ARBITRABLE CLAIMS.

        14. LEGAL FEES AND EXPENSES. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

        15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

        16. ENTIRE AGREEMENT. The parties agree that the terms of this Agreement are intended to be the final expression of their agreement with respect to the subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous Agreement, except to the extent that the provisions of any such agreement (i.e., the Employment Agreement) have been expressly referred to in this Agreement as having continued effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

                     SDL, INC.

                     By:    /s/ Gregory P. Dougherty
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                     Title:
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